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Exhibit 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

November 19, 2003

Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421

  Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on November 19, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 256,661 shares of your Common Stock (the "Bain Shares") which are issuable upon the exercise of that certain Warrant to Purchase Shares of Common Stock issued by you to Bain & Company, Inc. on May 6, 2003 (the "Bain Warrant"). We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Bain Shares.

        It is our opinion that the Bain Shares have been duly authorized and, when issued by you upon exercise of the Bain Warrant in accordance with the terms thereof, will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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  Exhibit 5.1